Mail Stop 4561
      November 16, 2005

Mr. Michael N. Caggiano
President and Chief Executive Officer
Central American Equities Corp.
Interlink 964
P.O. Box 02-5635
Miami, FL 33102

	Re:	Central American Equities Corp.
		Form 10-KSB for Fiscal Year Ended December 31, 2004 Form 10-QSB for Fiscal Quarter Ended March 31, 2005 Form 10-QSB for Fiscal Quarter Ended June 30, 2005 File No. 0-24185

Dear Mr. Caggiano:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Cicely D. Luckey
      Accounting Branch Chief